Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders
Lighting Science Group Corporation
Dallas, Texas

We consent to the use and inclusion in this Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated February 9, 2005 on our audit of the consolidated financial statements of Lighting Science Group Corporation and Subsidiaries at December 31, 2004 and September 26, 2003 and for the year ended December 31, 2004 and the period from September 26, 2003 through December 31, 2003 and the period from September 26, 2003 through December 31, 2004 and the period from January 1, 2003 through September 25, 2003.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement and Prospectus.

Turner Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
August 19, 2005